                                                                   EXHIBIT 10.18

                           ASSET PURCHASE AGREEMENT


                      ROCKWELL INTERNATIONAL CORPORATION,


                         DURA AUTOMOTIVE SYSTEMS, INC.


                                      and


                         DURA AUTOMOTIVE HOLDING, INC.




Execution Copy                                                    March 23, 1995

                               TABLE OF CONTENTS

ARTICLE I - PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES.....  1
     1.1    Purchased Assets...........................................  1
     1.2    Excluded Assets............................................  3
     1.3    Assumption of Liabilities..................................  4
     1.4    Retained Liabilities.......................................  5


ARTICLE II - PURCHASE PRICE; THE CLOSING...............................  7
     2.1    Purchase Price.............................................  7
     2.2    The Closing Date Statement.................................  7
     2.3    Post-Closing Purchase Price Adjustment..................... 10
     2.4    Place and Date of Closing.................................. 10
     2.5    Allocation of Purchase Price............................... 11
     2.6    Transition Period.......................................... 12


ARTICLE III - REPRESENTATIONS AND WARRANTIES........................... 12
     3.1    Representations and Warranties of the Seller............... 12
            3.1.1  Corporate Status.................................... 12
            3.1.2  Authorization....................................... 13
            3.1.3  No Conflicts........................................ 13
            3.1.4  Special Purpose Financial Statements................ 13
            3.1.5  Litigation.......................................... 14
            3.1.6  Tax Matters......................................... 14
            3.1.7  Proprietary Rights.................................. 15
            3.1.8  Compliance with Laws; Governmental Approvals........ 16
            3.1.9  Purchased Assets.................................... 16
            3.1.10 Material Contracts.................................. 16
            3.1.11 Real Property....................................... 18
            3.1.12 Environmental Matters............................... 19
            3.1.13 Employees, Labor Matters, Etc....................... 20
            3.1.14 Employee Benefits................................... 21
            3.1.15 Inventory........................................... 22
            3.1.16 Absence of Undisclosed Liabilities.................. 22
            3.1.17 Brokers, Finders, Etc............................... 22
            3.1.18 Conduct of the Business Since January 1, 1995....... 22
            3.1.19 Powers of Attorney.................................. 24
            3.1.20 Transactions with Affiliates........................ 24
            3.1.21 Tooling............................................. 24
            3.1.22 Insurance........................................... 24
            3.1.23 Product Warranty.................................... 25
            3.1.24 Product Liability................................... 25
            3.1.25 Guarantees.......................................... 25
            3.1.26 Disclosure.......................................... 26

     3.2    Representations and Warranties of the Purchaser............ 26

            3.2.1 Corporate Status........................................... 26
            3.2.2 Authorization.............................................. 26
            3.2.3 No Conflicts............................................... 26
            3.2.4 Litigation................................................. 27
            3.2.5 Available Funds............................................ 27
            3.2.6 Brokers, Finders, Etc...................................... 27

ARTICLE IV - COVENANTS....................................................... 27
     4.1    Covenants of the Seller.......................................... 27
            4.1.1 Conduct of Business........................................ 27
            4.1.2 Pre-Closing Access and Information......................... 28
            4.1.3 Further Actions............................................ 28
            4.1.4 Further Assurances......................................... 29
            4.1.5 Schedules.................................................. 29
            4.1.6 Power of Attorney with Respect to the Purchased Assets..... 29
            4.1.7 Exclusive Dealing.......................................... 30
            4.1.8 Notification of Certain Matters............................ 30
            4.1.9 Non-Compete................................................ 31
            4.1.10 Non-Solicitation of Employees............................. 32
            4.1.11 Retention Bonus Arrangements.............................. 32
            4.1.12 Environmental Investigation............................... 32
            4.1.13 Product Liability Insurance............................... 33

     4.2    Covenants of the Purchaser....................................... 33
            4.2.1 Further Actions............................................ 33
            4.2.2 Confidentiality............................................ 34
            4.2.3 Further Assurances......................................... 34
            4.2.4 Use of Business Names by the Purchaser..................... 34
            4.2.5 Purchaser's Knowledge of Business.......................... 35
            4.2.6 Post-Closing Access and Information........................ 35
            4.2.7 Non-Solicitation........................................... 36

ARTICLE V - CONDITIONS PRECEDENT............................................. 37
     5.1    Conditions to Obligations of Each Party.......................... 37
            5.1.1 H-S-R Act Notification..................................... 37
            5.1.2 No Injunction, Etc......................................... 37
            5.1.3 Manufacturing Agreement; Services Agreement................ 37
            5.1.4 License Agreement.......................................... 37

     5.2    Conditions to Obligations of the Purchaser....................... 38
            5.2.1 Representations, Performance............................... 38
            5.2.2 Consents................................................... 38
            5.2.3 Corporate Authorization.................................... 38
            5.2.4 Opinion of Counsel......................................... 39
            5.2.5 Side Letter From J2R Corporation
                  Re: Future Business Opportunities.......................... 39

     5.3    Conditions to Obligations of the Seller.......................... 39

         5.3.1 Representations, Performance.......................... 39
         5.3.2 Corporate Authorization............................... 39
         5.3.3 Opinion of Counsel.................................... 39

ARTICLE VI - EMPLOYEES AND EMPLOYEE BENEFIT PLANS.................... 40
 6.1     Employment of Employees..................................... 40
 6.2     Dura Savings Plan........................................... 41
 6.3     Dura Pension Plan........................................... 41
 6.4     Hourly Profit Sharing Plan.................................. 42
 6.5     Continuation and Retiree Medical Coverage................... 42
 6.6     Worker Adjustment and Retraining Notification Act ("WARN").. 43
 6.7     Seller's Welfare Benefit Services........................... 43
 6.8     Seller's Savings Plan....................................... 43
 6.9     Purchaser's Responsibility.................................. 44

ARTICLE VII - TERMINATION............................................ 44
 7.1     Ability to Terminate........................................ 44
 7.2     Effect of Termination....................................... 45

ARTICLE VIII - INDEMNIFICATION AND RELATED MATTERS................... 45
 8.1     Survival of Representations and Warranties.................. 45
 8.2     General Indemnification..................................... 46
 8.3     Environmental Indemnification............................... 47
 8.4     Seller's Option to Conduct Required Remediation............. 48
 8.5     Indemnification for Warranty Claims, Product Liability,
         and Worker's Compensation Claims. .......................... 49
 8.6     Notice of Circumstance...................................... 50
 8.7     Survival of Indemnification Obligations..................... 51
 8.8     Dollar Limitations.......................................... 52
 8.9     Adjustment to Indemnification Payment....................... 52
 8.10    Waiver of Non-Compensatory Damages.......................... 53
 8.11    Mitigation Obligation....................................... 53
 8.12    Exclusive Remedy; Waiver and Release........................ 53
 8.13    Post-Closing Actions........................................ 54

ARTICLE IX - DEFINITIONS............................................. 54
 9.1     Definition of Certain Terms................................. 54
 9.2     Other Definitional Provisions............................... 59

ARTICLE X - MISCELLANEOUS............................................ 60
 10.1    Expenses.................................................... 60
 10.2    Consent of Third Parties.................................... 60
 10.3    Severability................................................ 61
 10.4    Notices..................................................... 61
 10.5    Headings.................................................... 63
 10.6    Entire Agreement............................................ 63
 10.7    Counterparts................................................ 63
 10.8    Disclosure, Business Information............................ 63

   10.9    Disclaimer of Warranties......................................... 63
   10.10   Governing Law, Etc............................................... 64
   10.11   Binding Effect................................................... 64
   10.12   Assignment....................................................... 65
   10.13   No Third Party Beneficiaries..................................... 65
   10.14   Bulk Transfer Laws............................................... 65
   10.15   Eminent Domain or Casualty....................................... 65
   10.16   Press Releases and Public Announcements.......................... 65
   10.17   Confidentiality.................................................. 66
   10.18   Amendment, Waivers, Etc. ........................................ 66


                                    EXHIBITS

Exhibit 1 .................................................. Transition Timeline
Exhibit 2 .............................................. Manufacturing Agreement
                                                             (Window Regulators)
Exhibit 3 .............................................. Manufacturing Agreement
                                                         (Non-Window Regulators)
Exhibit 4 ................................................... Services Agreement
Exhibit 5 .......................................... Trademark License Agreement
Exhibit 6 ........................................ Opinion of Counsel for Seller
Exhibit 7 ............................... Side Letter Re: Business Opportunities
Exhibit 8 ..................................... Opinion of Counsel for Purchaser
Exhibit 9 ................... Power of Attorney with Respect to Purchased Assets


                                   SCHEDULES

Schedule 1.1 .................................................. Purchased Assets
Schedule 1.2 ................................................... Excluded Assets
Schedule 2.5 ............................................ Real Estate Allocation
Schedule 3.1.1 ................................................ Corporate Status
Schedule 3.1.3 ....................................................... Conflicts
Schedule 3.1.4 ............................ Special Purpose Financial Statements
Schedule 3.1.5 ...................................................... Litigation
Schedule 3.1.6 ........................................................... Taxes
Schedule 3.1.7 .............................................. Proprietary Rights
Schedule 3.1.8 ............................................ Compliance with Laws
Schedule 3.1.10 ...................................................... Contracts
Schedule 3.1.11 ................................. Owned and Leased Real Property
Schedule 3.1.12 .......................................... Environmental Matters
Schedule 3.1.13 .......................................................... Labor
Schedule 3.1.14 .............................................. Employee Benefits
Schedule 3.1.16 ........................................ Undisclosed Liabilities
Schedule 3.1.18 ........................................ Conduct of the Business
Schedule 3.1.19 ............................................. Powers of Attorney
Schedule 3.1.20 ................................... Transactions with Affiliates
Schedule 3.1.22 ...................................................... Insurance
Schedule 3.1.23 ....................................................... Warranty
Schedule 6.1(a) ............................................. Retained Employees
Schedule 6.1(b) ............................................... Active Employees

ANNEX I .............................. Alternative Dispute Resolution Procedures

                                                                         3/23/95

                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is made as of March 23,1995, by and among Rockwell International Corporation, a Delaware corporation (the "Purchaser"), Dura Automotive Systems, Inc., a Delaware corporation ("Dura") and Dura Automotive Holding, Inc., a Delaware corporation ("Holding"). Dura and Holding are collectively referred to herein as the "Seller." The Purchaser and the Seller are sometimes referred to herein collectively as the "Parties" and individually as a "Party." Unless otherwise indicated, capitalized terms used, but not defined, prior to their first usage herein are defined in Section 9.1.

     The Seller is engaged in the design, manufacture and sale of window regulators, window regulator assembly systems and components and related service parts for use in the automotive industry as conducted at and from two owned facilities and one leased facility located in Gordonsville, Tennessee (the "Facilities") together with related product manufacturing and service operations and related assets located at Matamoros, Mexico, Mancelona and East Jordan, Michigan, and a dedicated engineering and support staff located at Seller's headquarters in Troy, Michigan (the "Business").

     The Purchaser wishes to purchase and acquire from the Seller, and the Seller wishes to sell, assign and transfer to the Purchaser, substantially all of the Business' assets, and the Purchaser has agreed to assume certain liabilities related thereto, upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the Parties agree as follows:


                                   ARTICLE I

            PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

     1.1 Purchased Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Seller will sell, transfer, convey, assign, and deliver to the

Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the right, title, and interest in the assets and properties that the Seller possesses and has the right to transfer in and to all of the assets and properties used in connection with the Business including, but not limited to, the following assets, except to the extent set forth in Section 1.2 (collectively, the "Purchased Assets"):

          (a) all inventories of raw materials, work in process, finished products, supplies, processing materials, purchased parts, and accessories of the Business which are located at the Facilities, as well as all tooling-in-process of the Business, wherever the same may be located (collectively, the "Inventories");

          (b) all machinery, plant and office equipment (including, the CAD equipment, laboratory and test equipment located at Troy, Michigan which is dedicated to the Business), furniture, tools, construction in progress, dies, molds, gauges, test equipment, vehicles, fixtures and leasehold improvements used primarily by the Business, together with any rights or claims of Seller arising out of any breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof, including, but not limited to the assets listed on the Purchased Assets Schedule attached hereto;

          (c) prepaid engineering costs and employee advances for Transferred Employees, but excluding any prepaid insurance and capitalized sorting costs or work order costs; provided, that prepaid and accrued property taxes will be prorated between the Parties as set forth in Section 10.1(c) of this Agreement;

          (d) all land, buildings and improvements constituting the owned Facilities;

          (e) all financial, accounting, personnel and operating data and records (other than such data and records which relate to the Excluded Assets or Retained Liabilities, as defined below) including, without limitation, all books, records, notes, sales and promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, business plans, reference catalogs, payroll and personnel records and other similar property, rights and information;

          (f)  all Proprietary Rights used primarily in the Business;

          (g) all Governmental Approvals related to the operation of the Business at the Facilities, including all applications therefor;

          (h) all of the rights and obligations of the Seller under all contracts, Leases (as defined in Section 9.1 hereof), license agreements, purchase orders, sales orders, open bids, franchises, commitments and other agreements relating primarily to the Business (the "Contracts");

          (i) all non-window regulator inventories of raw materials, work in process and finished products which are located at the Facilities, subject to Seller's repurchase obligations as set forth in the Manufacturing Agreement (as defined in Section 2.6);

          (j) all benefits of "occurrence basis" insurance coverage, if any, provided by any insurance policies of Seller or its Affiliates, with respect to an Assumed Liability (as defined in Section 1.3) to the extent Purchaser incurs the loss with respect thereto; and

          (k) any and all intangibles, including goodwill and going concern value, related primarily to the Business.

With respect to any and all Purchased Assets located in Matamoros, Mexico not directly owned by Seller, Seller shall cause its Affiliates to sell, transfer, convey, assign and deliver such assets to the Purchaser or its designated Affiliate. On the Closing Date, the Purchased Assets shall be free and clear of all liens, mortgages, pledges, security interests, charges, encumbrances, restrictions and claims of every nature, except for Permitted Liens (as defined in Section 9.1 hereof).

     1.2 Excluded Assets. The Seller will retain and not transfer, and the Purchaser will not purchase or acquire, the following properties, assets and rights (collectively, the "Excluded Assets"):

          (a)  all cash and cash equivalents;

          (b)  all accounts receivable and notes receivable of the Business;

          (c) all rights, titles, claims and interests of the Seller under or in connection with any policy or agreement of insurance or indemnity or bond (but not including the benefit of the "occurrence basis" insurance coverage, if any, other than as provided in
Section 1.1(j) above);

          (d) any and all prepaid insurance and capitalized sorting costs or work order costs, together with any rights of recovery or claims with respect thereto from the customers and suppliers of the Business;

          (e) all qualifications to do business as a foreign corporation, all arrangements with registered agents relating to foreign qualifications, all taxpayer and other identification numbers, all seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation;

          (f)  the trademark "DURA-L1TE"; and

          (g) all assets set forth on the Excluded Assets Schedule attached hereto.

     1.3 Assumption of Liabilities. From and after the Closing Date, the Purchaser will assume and agree to pay and discharge, in a timely manner and in accordance with the terms thereof, all liabilities and obligations of Seller, based upon, arising out of or otherwise in respect of only those liabilities, obligations and commitments of the Business (which liabilities, obligations and commitments set forth in this Section 1.3 are collectively referred to as the "Assumed Liabilities"):

          (i) which arise under or relate to the Contracts, provided, however, that Purchaser shall not assume or become liable for any liability for, or obligations to pay, any amount resulting from or arising out of any default by Seller arising out of or relating to the Contracts prior to the Closing Date;

          (ii) which arise out of arrangements with or relate to a Transferred Employee (as defined in Section 6.1) to the extent specifically provided in
Article VI hereof or specifically assumed in this Section 1.3;

          (iii) which arise out of or relate to automotive original equipment manufacturer ("OEM") product warranty, policy or recall claims or obligations (being those obligations to repair and/or replace parts and/or products or for the payment of sums in lieu of such replacement or repair) arising out of the use of the window regulator products of the

Business manufactured and sold by Seller prior to the Closing Date ("Warranty Claims"), subject to Seller's indemnification with respect to Warranty Claims as set forth in Article VIII hereof;

          (iv) which arise out of or relate to any claim, action or litigation arising, commenced or filed on or after the Closing Date, including, without limitation, any claim, action or litigation which arises out of or relates to the use of any Proprietary Rights transferred from Seller to the Purchaser;

          (v) which arise out of or relate to Environmental Requirements (including for this purpose, Environmental Requirements enacted or effective prior to, on or after the Closing Date), subject to Seller's indemnification and other obligations with respect to environmental matters as set forth in Article VIII hereof;

          (vi) which arise out of or relate to product liability claims (being claims for damages for injury to persons or damage to property) alleged to have been caused by or by reason of a defect in the products or services of the Business manufactured and sold by Seller prior to the Closing Date, subject to Seller's indemnification with respect to product liability claims as set forth in Article VIII hereof.

          (vii) which arise from or relate to any worker's compensation claims made by or on behalf of the Transferred Employees, subject to Seller's indemnification with respect to worker's compensation claims as set forth in
Article VIII hereof; and

          (viii) earned but unpaid payroll, related payroll taxes, holiday pay and vacation pay related to the Transferred Employees.

     1.4 Retained Liabilities. Except as expressly provided in Section 1.3 above, Purchaser shall not be obligated or become liable for any obligation or liability of Seller, its Affiliates, the Business or the Purchased Assets, whether known or unknown, fixed, contingent or otherwise, including, without limitation (which obligations and liabilities set forth in this Section 1.4 are collectively referred to as the "Retained Liabilities"):

          (i) liabilities or obligations associated with or arising out of the operation of former or current facilities of Seller or its Affiliates other than the Facilities;

          (ii) liabilities or obligations specifically retained by Seller pursuant to Article VI of this Agreement, including liabilities or obligations with respect to employees of the Seller other than the Transferred Employees;

          (iii)  liabilities or obligations associated with the Excluded
     Assets;

          (iv) liabilities or obligations which arise out of or relate to any claim, action or litigation pending prior to the Closing Date, whether or not identified on any of the Schedules to this Agreement (including, without limitation, any claim, action or litigation which arises out of or relates to the use of the Proprietary Rights transferred from Seller to Purchaser);

          (v) all liabilities or obligations which arise out of or relate to product liability claims (being claims for damages for injury to persons or damage to property) alleged to have been caused by or by reason of a defect in the products or services of the businesses of Seller other than the Business;

          (vi) liabilities or obligations specifically retained by Seller pursuant to Section 10.1 with respect to transfer taxes and property taxes, and all liabilities and obligations for income taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income taxes arising because Seller is transferring the Purchased Assets);

          (vii)  all accounts payable of the Business;

          (viii) any liability of Seller for any Taxes relating to the Business or the Purchased Assets for periods up to the Closing (except for payroll taxes assumed in Section 1.3(viii));

          (ix)  any bank debt of Seller or its Affiliates; and

          (x) all liabilities or obligations which arise from or relate to any claims for benefits under any medical, dental or other health insurance plan, life insurance or other death benefit plan provided to or on behalf of the Transferred Employees by Seller prior to the Closing Date ("Transferred Employee Insurance Claims").

                                  ARTICLE II

                          PURCHASE PRICE; THE CLOSING

     2.1 Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall be equal to (a) $18.486 million in cash (as adjusted by any payment made pursuant to Section 2.2, the "Cash Purchase Price") and (b) the assumption by the Purchaser of the Assumed Liabilities.

     2.2  The Closing Date Statement.

          (a) Within 90 days following the Closing Date, Purchaser shall prepare and deliver to Seller a statement as of the close of business on the day before the Closing Date setting forth the amounts for the Purchased Assets and the Assumed Liabilities described in Sections 1.1 and 1.3, respectively, of this Agreement (the "Closing Date Statement"). The amounts set forth on the Closing Date Statement shall be determined utilizing the United States generally accepted accounting principles (GAAP) utilized in the preparation of the January 1, 1995 Special Purpose Financial Statements attached as Schedule 3.1.4 except as follows:

               (i) The Closing Date Statement shall not include any amounts for intangible assets (except for prepaid engineering costs) or goodwill.

               (ii) Except for payroll taxes, the Closing Date Statement shall not include any amounts for taxes, whether deferred or currently payable, including income, sales and property taxes.

               (iii) The Closing Date Statement shall not include any amounts for pensions or retiree medical benefits (except for amounts provided pursuant to Section 6.4).

               (iv) The inventory amount set forth on the Closing Date Statement shall be determined using the standard costs utilized at January 1, 1995.

               (v) At Purchaser's discretion, the inventory quantities included on the Closing Date Statement shall be determined using the results of a complete physical inventory conducted by Purchaser on or immediately after the Closing Date at Purchaser's sole cost and expense.

               (vi) The property, plant and equipment amount set forth on the Closing Date Statement shall not be reduced for depreciation during the period January 1, 1995 to the Closing Date.

               (vii) The Closing Date Statement shall not include any amounts for Excluded Assets or Retained Liabilities.

               (viii) The Closing Date Statement shall include an amount for earned holiday pay to the extent such amounts have been earned in accordance with Seller's policy with respect thereto.

          (b) Seller will have 30 days following receipt of the Closing Date Statement from Purchaser to review such Closing Date Statement to confirm that it has been prepared in accordance with the provisions of Section 2.2(a). If, in Seller's judgment, adjustments are necessary in order to confirm that the Closing Date Statement was prepared in accordance with Section 2.2(a), then Seller shall, within the 30 days allowed for Seller's review, inform Purchaser in writing of such proposed adjustments, including the amount, nature and basis for such adjustments ("Seller's Letter"). To be assertable in Seller's Letter, an individual proposed adjustment must equal or exceed $25,000; provided that proposed adjustments arising out of or related to the same facts or circumstances may be grouped together for such purposes. Proposed individual adjustments of less than $25,000 can only be asserted to the extent that the aggregate amount of all such proposed adjustments exceeds $250,000 and then only to the extent of such excess.

          (c) Within 30 days after the receipt of Seller's Letter, duly authorized representatives of the Parties shall confer and endeavor to mutually resolve the adjustments which are in dispute between the Parties.

          (d) If at the conclusion of the 30 day period following the receipt of Seller's Letter, there are proposed adjustments that remain in dispute, Purchaser will have 20 days to advise Seller in writing of Purchaser's position with respect to each of Seller's proposed adjustments that are in dispute, including the amount, nature and basis for such dispute ("Purchaser's Letter").

          (e) Within 20 days following the delivery to Seller of Purchaser's Letter pursuant to Section 2.2(d), either party may engage the Detroit office of Price Waterhouse (the "Arbitrator") to act as an arbitrator and to determine, in accordance with Section 2.2(f), whether Purchaser's or Seller's position regarding the disputed amounts is in accordance with
     Section 2.2(a) of the Agreement.

          (f) If the provisions of Section 2.2(e) become operable, then the Arbitrator shall be furnished with a copy of the Agreement, the Closing Date Statement, Purchaser's Letter and Seller's Letter. Neither Party shall make any additional submission to the Arbitrator except pursuant to the Arbitrator's written request. The Arbitrator shall have 45 days to review these documents and such other information as the Arbitrator deems appropriate. Within said 45-day period the Arbitrator will furnish both Parties with its written determination with respect to each of the unresolved adjustments in dispute submitted for arbitration. In arriving at its determination, the Arbitrator may select either the Purchaser's position or Seller's position, or his own determination (provided such determination is between Purchaser's and Seller's position) with respect to each such adjustment. The determination of the Arbitrator with respect to each such adjustment will be conclusive and binding upon the Parties. Seller and Purchaser intend that the provisions of Section 2.2(e) and
     Section 2.2(f) shall be enforceable under the Federal Arbitration Act (9 U.S.C. Section 1 et. seq.). The fee of the Arbitrator shall be borne by the Seller and Buyer in the same proportion that the dollar amount of the disputed items lost by a Party bears to the total dollar amount in dispute in the arbitration.

          (g) The Net Asset Value set forth on the Closing Date Statement will become the Closing Date Net Asset Value unless Seller shall have delivered the Seller's Letter to the Purchaser within the 30-day period described in
     Section 2.2(b). If Seller shall have delivered the Seller's Letter within the 30-day period described in Section 2.2(b), the Net Asset Value set forth on the Closing Date Statement as modified by (i) the proposed adjustments contained in Seller's Letter or (ii) any adjustments agreed to by the Parties pursuant to Section 2.2(c) will become the Closing Date Net Asset Value unless Purchaser shall have delivered the Purchaser's Letter to Seller within the 20-day period described in Section 2.2(d). If Purchaser shall have delivered the Purchaser's Letter to the Seller, then the Net Asset Value set forth on the Closing

Date Statement as modified by the adjustments determined by the Arbitrator pursuant to Section 2.2(f) will become the Closing Date Net Asset Value.

     2.3  Post-Closing Purchase Price Adjustment.

          (a) The Purchase Price shall be adjusted, plus or minus, for the difference between the Closing Date Net Asset Value (as finally determined in accordance with Section 2.2) and $11.308 million (the "Post-Closing Payment").

          (b) Within three (3) business days following the date on which the amount of the Post-Closing Payment has been finally determined, Purchaser shall pay to Seller any positive Post-Closing Payment, (i.e., if Closing Date Net Asset Value exceeds $11.308 million) or Seller shall refund to Purchaser any negative Post-Closing Payment, (i.e., if Closing Date Net Asset Value is less than $11.308 million). Any Post-Closing Payment payable pursuant to this Section 2.3(b) shall be paid as an adjustment to the Purchase Price by wire transfer of immediately available U.S. dollar funds to a bank account designated by Seller or Purchaser, as the case may be, together with daily compounded interest that would accrue on such amount (based on a 360-day year), calculated at the prime rate of Mellon Bank, N.A., Pittsburgh, Pennsylvania as announced from time to time, for the period beginning on the Closing Date and ending on the date of such payment.

     2.4 Place and Date of Closing. The closing of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities, and the transactions relating thereto (collectively, the "Closing") will take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, or at such other place as is mutually agreeable to the Parties, commencing at 10:00 a.m. local time on the fifth business day following the expiration or termination of the waiting period under the H-S-R Act, or such other date, place and time as the Parties may mutually determine. The date and time of the Closing are herein referred to as the "Closing Date." At the Closing:

          (a) the Seller will sell, transfer, convey, assign and deliver to the Purchaser all of the Purchased Assets and deliver to the Purchaser special warranty deeds, bills of sale, UCC

     Termination Statements, releases of deeds of trusts, releases from lenders, assignments of leases and contracts and all other instruments of conveyance which are necessary to effect transfer of the Purchased Assets so as to vest in Purchaser good, valid and marketable title to all Purchased Assets, free and clear of all liens, mortgages, pledges, security interests, charges, encumbrances, restrictions and claims of every nature, except for Permitted Liens;

          (b) the Purchaser will assume all of the Assumed Liabilities and deliver to the Seller such instruments of assumption as are necessary in order for the Purchaser to effect assumption of the Assumed Liabilities; and

          (c) the Purchaser will deliver the Cash Purchase Price to the Seller by wire transfer of immediately available funds.

     2.5  Allocation of Purchase Price.

          (a) The Parties agree that the Purchase Price of the purchased real estate is set forth on the Real Estate Allocation Schedule attached hereto.

          (b) With respect to the rest of the Purchased Assets, the consideration (as defined by Section 1060 of the Code and the regulations thereunder) less amounts allocated to the purchased real estate as set forth in the Real Estate Allocation Schedule shall be allocated among the rest of the Purchased Assets in accordance with their fair market values pursuant to Section 1060 of the Code. No valuation will be made with respect to any individual Code Section 197 intangible assets and the allocation to these intangible assets shall be made by the residual method. The Parties will not agree to the allocation to each Code Section 197 intangible. Accordingly, each Party shall be free to value any Code Section 197 intangible asset and allocate all or a portion of the consideration allocated to all of the Code Section 197 intangible assets to said intangible asset. The Seller and Purchaser shall confer in good faith and mutually agree upon a valuation schedule sufficient to make the necessary allocations.

          (c) In connection with the determination of the foregoing allocation schedule, the Parties shall cooperate with each other and provide such information as any of them shall reasonably request. The Parties will file all Tax Returns and prepare all financial statements

     (including, but not limited to, the filing of Internal Revenue Service Form
     8594) in a manner consistent with such allocation schedule.

     2.6 Transition Period. Purchaser and Seller hereby agree to cooperate and use best efforts to implement the plan to transport (attached hereto as Exhibit 1 the "Transition Timeline"):

          (a) all Purchased Assets not located at the Facilities (i.e., located at Matamoros, Mexico, Mancelona, Michigan, East Jordan, Michigan and Troy, Michigan (collectively, the "Dura Facilities") to the Facilities; and

          (b) all assets constituting the Excluded Assets and located at the Facilities to the Dura Facilities, in each case during the period beginning immediately after the Closing and ending on or before the date specified in
     Exhibit 1 (the "Transition Period"). The assets and properties referred to in paragraphs (a) and (b) above are referred to herein collectively as the "Transition Properties." The Manufacturing Agreements set forth as Exhibits 2 and 3 include the terms and conditions pursuant to which Purchaser and Seller will manufacture and sell products on behalf of the other during the Transition Period with respect to the Transition Properties, which agreements will be entered into on the Closing Date in substantially the form attached hereto. Attached hereto as Exhibit 4 is the agreement providing for the transitional arrangements and transitional services the Parties require from each other after the Closing Date (the "Services Agreement"), which agreement will be entered into on the Closing Date in substantially the form attached hereto; provided, that the Services Agreement may be supplemented with additional services reasonably requested by either Party between the date hereof and the Closing Date.


                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as follows:

          3.1.1 Corporate Status. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to do business and is in good standing in each of the jurisdictions listed on the Corporate Status Schedule attached hereto.

          3.1.2 Authorization. The Seller has the corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of the Seller. The Seller has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

          3.1.3 No Conflicts. The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (a) any Applicable Law applicable to the Business or the Purchased Assets,
(b) the certificate of incorporation or by-laws or other organizational documents of the Seller or (c) except as set forth in the Conflicts Schedule attached hereto, any Contract set forth on the Contract Schedule.

          3.1.4 Special Purpose Financial Statements. The Special Purpose Financial Statements Schedule attached hereto consists of the unaudited Statement of Net Assets of the Business as of January 1, 1995 (the "Statement of Net Assets") and the related unaudited statement of operating income for the 12-month period then ended and the footnotes applicable thereto (collectively, the "Special Purpose Financial Statements"). The Special Purpose Financial Statements present fairly in all material respects the aggregate Purchased Assets and Assumed Liabilities and operating income of the Business as of the dates and for the periods therein indicated, and have been prepared in accordance with GAAP, except as set forth in the footnotes thereto. The Business is not a separate legal entity and as a result, the Special Purpose Financial Statements do not purport to, and do not, present the Purchased Assets and the Assumed Liabilities or the operating income of the Business as if the Business were a separate stand alone legal entity.

          3.1.5 Litigation. Except as set forth on the Litigation Schedule attached hereto, there is no action, claim, suit, judgment, injunction, order or decree pending, or to the Seller's Knowledge, threatened, against Seller which relates to the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement.

          3.1.6 Tax Matters. Except as set forth on the Taxes Schedule attached hereto:

          (a) Seller has timely filed all Tax Returns required to be filed by it with respect to the Business (taking into account all extensions of due dates) and all Taxes shown as due thereon have been paid;

          (b) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed against Seller with respect to the Business or the Purchased Assets, and Seller has not consented to extend the time in which any Tax may be assessed or collected, by any taxing authority with respect to the Business or the Purchased Assets;

          (c) Seller has not requested or been granted an extension of time for filing any Tax Return to a date later than the Closing Date with respect to any Tax Return which relates exclusively to the Business or the Purchased Assets and Seller has received no written notification of any action, suit, taxing authority proceeding or audit now in progress, pending or threatened against Seller with respect to any Tax with respect to any Tax Return which relates exclusively to the Business or the Purchased Assets;

          (d) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party with respect to the Business;

          (e) no claim has been made in writing by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Taxes assessed by such jurisdiction which claim relates to the Business;

          (f) there are no Liens for Taxes (other than for current Taxes either not yet due and payable or being contested in good faith which Taxes Seller shall pay, except for payroll taxes referenced in Section 1.3 (viii), as they become due or are no longer so contested or are reflected on the Closing Date Statement) upon the Purchased Assets;

          (g) Seller is not a "foreign person" within the meaning of Section 1445-2(b)(2) of the Code, and Seller will furnish Buyer at closing with an affidavit to that effect in the form provided in Section 1.1445(b)(2)(iii)
     (B) of the United States Treasury Regulations.

          3.1.7 Proprietary Rights. The Proprietary Rights Schedule attached hereto lists all of the patented, registered or applied for Proprietary Rights owned by, used by Seller in its manufacturing operation or licensed to Seller pertaining to the manufacture or design of the products of the Business as currently conducted, which Schedule includes registration numbers and registrations by country. Except as indicated on the Proprietary Rights Schedule, the Seller owns and possesses without restriction as to use, all of the required rights, title and interest in and to the Proprietary Rights used in the conduct of the Business. Seller has taken all necessary actions to maintain and protect each Proprietary Right that it owns or uses in the conduct of the Business. Except as set forth on the Proprietary Rights Schedule, Seller has not received any notices of invalidity, infringement or misappropriation from any third party with respect to any of the Proprietary Rights within the past three years. To Seller's Knowledge, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Rights of any third parties with respect to the conduct of the Business. To Seller's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of Seller used in the conduct of the Business. Except as set forth on the Proprietary Rights Schedule, Seller has not granted to any third party a license of any of the Proprietary Rights used in the Business.

          3.1.8 Compliance with Laws; Governmental Approvals. Except as disclosed in the Compliance Schedule attached hereto, since December 31, 1991, the Seller has not received any notice with respect to the Business alleging any violation of Applicable Law. Seller has no Knowledge of any violation of Applicable Law with respect to the Business. The Seller holds all Governmental Approvals necessary for the conduct of the Business. All such Governmental Approvals are in full force and effect, and the Seller is in compliance with each such Governmental Approval.

          3.1.9  Purchased Assets.

          (a) Except as disclosed in the Purchased Assets Schedule attached hereto, the Seller has good and marketable title to all the Purchased Assets, free and clear of any and all Liens or other claims other than Permitted Liens.

          (b) The Purchased Assets are in good operating condition and repair, normal wear and tear excepted. The Purchased Assets constitute all of the property, real and personal, tangible and intangible, used primarily in connection with the Business as it is presently conducted. The Purchased Assets are sufficient to allow the Purchaser to conduct the Business as it is currently conducted, including, without limitation, all assets necessary to attain currently existing "capacity planning volumes" in the OEM Contracts.

          3.1.10 Material Contracts. The Contracts Schedule attached hereto lists the following contracts and other agreements which relate to or affect the Business to which Seller or its Subsidiary is a party:

               (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

               (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, other personal property, or for the furnishing or receipt of services (including temporary employment services), the performance of which will extend over a period of more than one year or involve consideration in excess of $100,000 per annum;

               (iii)  any agreement concerning a partnership or joint venture;

               (iv) any agreement (or group of related agreements) under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation which involves payments in any fiscal year in excess of $25,000, any of which will be assumed by Purchaser hereunder;

               (v) any confidentiality or noncompetition agreement which relates to or affects the Business, including any settlement agreements or consent decrees with respect to the foregoing;

               (vi) except as set forth on the Employee Benefits Schedule, any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of the current or former officers and employees of the Business;

               (vii) any collective bargaining agreement, distributor agreement, or representation or agency agreement;

               (viii) any written agreement for the employment of any individual (other than on an "at will" basis) on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

               (ix) any agreement under which Seller has advanced or loaned an amount of money to any of the employees of the Business outside the ordinary course of business; or

               (x) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000 per annum.

     The Seller has delivered or made available to the Purchaser a correct and complete copy of each written agreement as amended to date listed in the Contracts Schedule. With respect to each agreement described on the Contracts
Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) to Seller's Knowledge, the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on substantially similar terms following the consummation of the transactions contemplated hereby; (C) Seller is not in breach or default and, to Seller's Knowledge, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration under such agreements; and (D) Seller has not repudiated any provision thereof and, to Seller's Knowledge, no other party has repudiated any provision thereof.

     Except as set forth in the Contracts Schedule, (i) no consent of any third party is required under any Contract as a result of or in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; (ii) no material supplier to or customer of the Business has given any notice to Seller of any intention to terminate or modify its relationship with the Business; (iii) since January 1, 1994 the Business has not ceased doing business with any supplier which accounted for more than five percent (5%) or more of its purchases; and (iv) the Business currently has no material problem in obtaining in a timely manner and at market prices any raw, finished or other materials used in the Business, which failure to obtain would have a Material Adverse Effect.

          3.1.11  Real Property.

          (a) Owned Real Property. The Owned and Leased Real Property Schedule attached hereto sets forth the legal description and common address of each of the owned Facilities. The Seller has good and marketable title to the owned Facilities insurable by a title insurance company licensed in the jurisdiction where the owned Facilities are located, free and clear of all mortgages, liens, charges, defects and encumbrances other than Permitted Liens and those exceptions shown on Schedule B - Section II labeled "Exceptions" to the Title Policies attached hereto as part of the Owned and Leased Real Property Schedule ("Title Exceptions"). There are no leases, subleases or licenses granting any person the right of use of any portion of either owned Facility, except as disclosed on the Owned and Leased Real Property Schedule. There are no pending condemnation proceedings or lawsuits, or to Seller's Knowledge, pending administrative actions or threatened condemnation proceedings, lawsuits or administrative actions relating to the owned Facilities or other matters which materially adversely affect the current use or occupancy thereof. The owned Facilities are not in violation of applicable setback requirements, zoning laws, or ordinances, except for Title Exceptions.

          (b) Leased Real Property. The Owned and Leased Real Property Schedule attached hereto contains a complete and correct list of all Leases, setting forth the address, landlord and tenant for each Lease. Purchaser has received a complete and correct copy of each such Lease, together with any amendments thereto. Each lease referred to on the Owned and Leased Real Property Schedule is a valid and binding agreement enforceable in accordance with its terms. Except as set forth on the Owned and Leased Real Property Schedule, to Seller's Knowledge, no party to any lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default.

          (c) There are no outstanding options or rights of first refusal to purchase the owned Facilities and Seller does not hold any right of first refusal to purchase any of the properties identified on the Owned and Leased Real Property Schedule, except as disclosed in such lease agreements.

          3.1.12 Environmental Matters. Except as set forth on the attached Environmental Matters Schedule:

          (a) The Business has complied and is in compliance with all Environmental Requirements; and the Facilities with respect to their existing and, to Seller's Knowledge, their prior uses and the activities thereon, are and have been in compliance with all Environmental Requirements;

          (b) Without limiting the generality of the foregoing, the Business has obtained and complied, and is in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Requirements;

          (c) The Seller has not received any written notice, report or communication regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations relating to the Business or the ownership, use, maintenance or operation of the Facilities and arising under Environmental Requirements;

          (d) With respect to the Business or the ownership, maintenance or operation of the Facilities, neither the Seller nor any other person, including, without limitation, any previous owner or occupant or user of the Facilities has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Material, nor has any Hazardous Material been released at, on, onto or from a Facility so as to give rise to liabilities of the Seller or the Business, whether for response costs, natural resource damages, attorneys fees or otherwise, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") as amended, the Solid Waste Disposal Act ("SWDA"), as amended, or any other Environmental Requirements; to Seller's Knowledge, there is no Hazardous Material present at the Facilities or which threatens to migrate from other properties onto the Facilities, the status or condition of which would give rise to liabilities of the Seller or the Business under Environmental Requirements;

          (e) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Requirements;

          (f) No underground tanks, sumps or pits are, or to Seller's Knowledge, have ever been located at the Facilities; and

          (g) This Section 3.1.12 contains the sole representations and warranties of the Seller with respect to environmental matters.

          3.1.13 Employees, Labor Matters, Etc. Except as set forth on the Labor Schedule attached hereto, the Seller is not a party to or bound by any collective bargaining agreement, there are no labor unions or other organizations representing or purporting to represent any employees employed in the operation of the Business. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Business.

          3.1.14 Employee Benefits.
                 -----------------

          (a) The Employee Benefits Schedule contains a list of all employee benefit plans and policies maintained by Seller or any of its Affiliates for employees of the Facilities (the "Employee Plans"). For purposes of this Agreement, the term "Employee Benefit Plan" means any pension plan (as that term is defined in Section 3(2) of ERISA) ("Pension Plan") or welfare plan (as that term is defined in Section 3(1) of ERISA) ("Welfare Plan"), including any pension, retirement, disability, medical, dental or other health insurance plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan or severance plan, whether or not funded, and any plan which is a multi-employer plan as defined in Section 3(37) (A) of ERISA ("Multi-employer Plan").

          (b) Neither the Seller nor any predecessor of the Seller has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC"), the IRS or any Multi-employer Plan with respect to any Employee Plan or with respect to any Employee Plan currently or previously maintained by members of the controlled group of companies (as defined in Sections 414(b) and (c) of the Code) which includes the Seller (the "Controlled Group") that has not been satisfied in full, and no condition exists that presents a risk to the Seller or any member of the Controlled Group of incurring such a liability, other than liability for premiums due to PBGC.

          (c) Except as set forth on the Employee Benefits Schedule, with respect to the Facility Plan (as defined in Section 6.4 below):

               (i) Seller has received favorable determination letters from the IRS, copies of which have been delivered or made available to Purchaser, to the effect that such plan is qualified under Code section 401(a) and that, since the dates of said letters Seller has taken no action which could adversely affect the qualification of said plan; and

               (ii) No party in interest as defined in Section 3(14) of ERISA, or disqualified Person as defined in Section 4975 of the Code, with respect to such plan has engaged in any prohibited transaction within the meaning of
Section 406 of ERISA and Code section 4975, with respect to which Seller has incurred any material liability for which an exemption has not been received.

          3.1.15 Inventory. The inventory of the Business (excluding tooling) consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the Special Purpose Financial Statements as adjusted through the passage of time through the Closing Date in accordance with GAAP.

          3.1.16 Absence of Undisclosed Liabilities. To Seller's Knowledge, the Business is not subject to any known liability or obligation which is currently existing other than the liabilities or obligations disclosed in this Agreement and the Schedules attached or as set forth on the Undisclosed Liabilities Schedule, other than de minimis liabilities or obligations not required to be disclosed herein.

          3.1.17 Brokers, Finders, Etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Seller in such manner as to give rise to any valid claim against the Seller for any brokerage or finder's commission, fee or similar compensation for which Purchaser could become liable.

          3.1.18 Conduct of the Business Since January 1, l995. Except as set forth in, or permitted or contemplated by this Agreement and except for any claims, agreements, items or matters disclosed in the Schedules hereto, since January 1, 1995, there have not been any changes (excluding changes with respect to general economic conditions or the automotive industry) in the Business, the Purchased Assets or the Assumed Liabilities which individually, or in the aggregate, have had a Material Adverse Effect. Except as set forth on the attached Conduct of the Business Schedule, since January 1, 1995, the Seller has conducted the Business only in the ordinary and usual course of business and, with respect to the Business, Seller has not:

               (i) suffered any damage, destruction or casualty loss (whether or not covered by insurance) which has had a Material Adverse Effect;

               (ii) made any capital expenditure in excess of $100,000;

               (iii) except in accordance with the ordinary course of business consistent with prior practices or as otherwise required by any existing plan, agreement or arrangement, with respect to the employees of the Business who will become Transferred Employees (as defined in Section 6.1), (A) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any employee or agent of the Business, or agreed or promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, retirement payment, allowance, severance or vacation pay or other employee benefit, to any such person (except as otherwise disclosed to Purchaser as described in Section 4.1.11 hereof), (B) paid any pension, retirement allowance or other employee benefit not required by any existing Employee Plan to any such person, (C) committed itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement (except as otherwise disclosed to Purchaser as described in Section 4.1.11 hereof) or (D) entered into any employment agreement with or for the benefit of any such person;

               (iv) executed or otherwise become a party to any collective bargaining agreement or, to Seller's Knowledge, experienced any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of the Business;

               (v) sold or transferred any material portion of its assets, other than in the ordinary course of business;

               (vi) amended in any material respect or terminated (other than by the completion thereof) any material Contract;

               (vii) incurred, assumed, created or guaranteed any loan, liability or other obligation other than in the ordinary course of business;

               (viii) subjected any of its properties to any mortgage, pledge, lien or other encumbrance which has had a Material Adverse Effect;

               (ix) made any change in its accounting methods or principles; or

               (x) entered into any agreement or commitment (other than this Agreement or any arrangement or commitment provided for in this Agreement) to take any of the types of action described in subclauses (i) through (ix) of this
Section 3.1.18.

          3.1.19 Powers of Attorney. The Powers of Attorney Schedule attached hereto sets forth a true and complete list of the names of all persons, if any, holding powers of attorney from Seller, with respect to the Business, and a summary statement of the terms thereof.

          3.1.20 Transactions with Affiliates. Except as set forth in the Transactions with Affiliates Schedule, all commercial transactions between the Business and the other businesses of Seller and its Affiliates have been arms-length transactions upon terms and conditions substantially similar to those upon which transactions between Seller, and its Affiliates and unrelated third-parties have been conducted.

          3.1.21 Tooling. Subject only to the tooling reserves set forth on the Special Purpose Financial Statements as adjusted for the passage of time through the Closing Date in accordance with GAAP, all amounts previously expended for customer tooling, all amounts which relate to outstanding purchase orders to tooling vendors, and all known additional expenditures for customer tooling are fully recoverable by the Business from customers, except (i) any amounts relating to defective tooling to the extent that amounts relating to defective tooling are recoverable from tooling vendors or (ii) to the extent the failure to recover such amounts is the result of any engineering or design changes or other modifications made by Purchaser after the Closing Date.

          3.1.22 Insurance. The Insurance Schedule attached hereto sets forth a complete list of insurance policies which Seller and/or its Affiliates maintain with respect to the Business. All such policies set forth in the Insurance Schedule are in full force and effect; all premiums with respect thereto covering all periods up to the Closing Date have been or will be paid; and no notice of cancellation or termination has been received with respect to any such policy. Within the past two fiscal years ending January 1, 1995, Seller has not been refused any insurance with respect to the Business nor has coverage been limited in any material respect.

          3.1.23 Product Warranty. Each product manufactured or sold by the Business has been in conformity with all applicable contractual commitments and all express and implied warranties. Neither the Seller nor the Business has any liabilities or obligations for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product Warranty Claims set forth on the Special Purpose Financial Statements as adjusted for the passage of time through the Closing Date in accordance with GAAP as reflected in the Special Purpose Financial Statements. The Warranty Schedule attached hereto describes Seller's typical warranty terms and conditions of sale with respect to products manufactured and sold by the Business. There are no outstanding product recalls (defined as a systematic effort by Seller, the OEM or the OEM dealers or distributors to locate products of the Business in use in the field and to repair them, modify them, withdraw them from future use, refund their purchase price, or other similar action); there have been no such product recalls since December 31, 1991, and to Seller's Knowledge, there is no plan to announce any such product recalls, with respect to any products or discontinued products of the Business.

          3.1.24 Product Liability. With respect to the Business, Seller has no liability or obligation arising out of any injury to persons or damage to property alleged to have been caused by or by reason of a defect in the products or services of the Business manufactured and sold by Seller prior to the Closing Date.

          3.1.25 Guarantees. Neither the Business nor, with respect to the Business, the Seller, is a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other Person.

          3.1.26 Disclosure. The representations and warranties contained in this Section 3.1 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the representations and warranties contained in this Section 3.1 not misleading.

     3.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as follows:

          3.2.1 Corporate Status. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          3.2.2 Authorization. The Purchaser has the corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of the Purchaser. The Purchaser has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

          3.2.3 No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (a) any Applicable Law applicable to the Purchaser, (b) the certificate of incorporation or by-laws or other organizational documents of the Purchaser or (c) any material contract, agreement or other instrument to which the Purchaser is a party or by which the Purchaser is bound.

          3.2.4 Litigation. There is no action, claim, suit, judgment, injunction, order or decree pending, or to the Purchaser's knowledge threatened, against or relating to the Purchaser with respect to the transactions contemplated by this Agreement.

          3.2.5 Available Funds. The Purchaser has, or will have on the Closing Date, sufficient funds available to pay the Cash Purchase Price on the Closing Date.

          3.2.6 Brokers, Finders, Etc. All negotiations relating to this Agreement and the transactions contemplated hereby, have been carried on without the participation of any person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Purchaser for any brokerage or finder's commission, fee or similar compensation for which Seller could become liable or obligated.

                                  ARTICLE IV

                                  COVENANTS

     4.1 Covenants of the Seller.

          4.1.1 Conduct of Business. From the date hereof to the Closing Date, except as expressly permitted, required or contemplated by this Agreement or as otherwise consented to by the Purchaser in writing, the Seller will operate the Business in the ordinary course of business, preserve intact its business operations and material properties (except for the disposition of inventories in the ordinary course of business), use reasonable efforts to retain the services of its present employees and maintain relationships with suppliers, customers and others having business relationships with the Business, to the extent such services and relationships are beneficial to the Business.

          In addition, from the date hereof to the Closing Date, without the prior written consent of Purchaser, Seller shall not engage in any transaction which, if engaged in on or before the Closing Date, would constitute or result in a breach of the representations and warranties of Seller contained in Section
3.1.18 hereof, provided, that Seller makes no covenant or agreement with respect to any representation or warranty set forth in Section 3.1.18(i) or (iv) hereof or any other event or occurrence which cannot be reasonably controlled by Seller.

          4.1.2 Pre-Closing Access and Information. During the term of this Agreement, the Seller will give the Purchaser and its accountants, counsel, consultants, employees and agents reasonable access, during normal business hours and upon reasonable notice, to all documents, records, work papers and information with respect to all of the Seller's properties, assets, books, contracts, commitments, reports and records relating to the Business (except for confidential or privileged documents), as the Purchaser shall from time to time reasonably request. In addition, the Seller will permit the Purchaser and its accountants, counsel, consultants, employees and agents reasonable access to such personnel of the Seller, during normal business hours and upon reasonable notice, as may be necessary or useful to the Purchaser in its review of the properties, assets and business affairs of the Business and the above-mentioned documents, records and information.

          4.1.3 Further Actions.
                ----------------

               (a) The Seller agrees to use reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

               (b) The Seller will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Seller pursuant to Applicable Law in connection with this Agreement and the consummation of the other transactions contemplated hereby, including but not limited to filings pursuant to the H-S-R Act.

               (c) The Seller, as promptly as practicable, will use its reasonable efforts to obtain the H-S-R consent and all Consents set forth on the Conflicts Schedule and denoted as a required Consent.

               (d) The Seller will coordinate and cooperate with the Purchaser in exchanging such information and supplying such assistance as may be reasonably requested by the Purchaser in connection with the filings and other actions contemplated by Section 4.2.1.

               (e) At all times prior to the Closing, the Seller shall promptly notify the Purchaser in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the conditions contained in Article V to be satisfied, promptly upon the Seller becoming aware of the same.

          4.1.4 Further Assurances. Following the Closing and without further consideration, the Seller shall from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Purchaser, to confirm and assure the transfer of the rights and obligations provided for in this Agreement to the Purchaser and to render effective the consummation of the transactions contemplated hereby.

          4.1.5 Schedules. The Seller may supplement the Schedules at any time on or prior to the Closing Date to reflect information that came into existence after the date hereof and would have been required to be disclosed on one or more Schedules if such information had been in existence on the date hereof. Unless the Purchaser exercises its rights to terminate the Agreement pursuant to
Section 7.1(d) below, any such supplement will be deemed to have amended the Schedules to this Agreement, to have qualified the representations and warranties contained in Section 3.1, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development. Omissions in the Schedules that existed on the date hereof and which should have been included or misstatements that should have been corrected but were not, shall not be cured by supplement.

          4.1.6 Power of Attorney with Respect to the Purchased Assets. On the Closing Date, Seller will constitute and appoint Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name of Seller but on behalf of and for the benefit of and at the sole cost and expense of Purchaser, to institute and prosecute all proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets, to defend and compromise any action, suit or proceeding in respect of any of the Purchased Assets and to do all such acts and things in relation thereto as Purchaser shall deem advisable, which power of attorney shall be substantially in the form of Exhibit 9 attached hereto. Purchaser shall retain for its own account any amount collected pursuant to the foregoing powers and Seller promptly shall pay to Purchaser any amount which shall be received by Seller in respect of any of the Purchased Assets following the Closing Date.

          4.1.7 Exclusive Dealing. During the period from the date of this Agreement to the Closing Date, Seller shall not, and shall cause its directors, officers, employees, agents and representatives (including, without limitation, investment bankers, attorneys and accountants) to refrain from taking any action to, directly or indirectly, solicit, encourage or initiate any inquiry or solicit, encourage, initiate or participate in any discussions or negotiations with, or provide any information to, any person concerning any purchase of the Business or any merger, joint venture, sale of assets other than in the ordinary course of business or any similar transaction involving the Business. Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller will promptly request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Business to return or destroy all confidential information heretofore furnished to such person by or on behalf of Seller.

          4.1.8 Notification of Certain Matters. Seller and Purchaser each agree to give prompt notice to each other of (a) its knowledge of the occurrence, or failure to occur, of any event which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date thereof to the Closing Date, and (b) its knowledge of any failure on its part to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder prior to the Closing Date.

          4.1.9 Non-Compete.
                -----------

               (a) Seller covenants that, for a period of five years after the Closing Date, it will not, directly or indirectly, enter into, engage in, act as an agent, furnish design or consultant services to, have any interest in or acquire control of more than a 5% interest in any business engaged in the development, manufacture or sale in North America of products manufactured or sold by the Business on the Closing Date; provided, however, that if the Seller acquires control of any business having operations, a significant portion of which sell or manufacture in North America products of the Business manufactured or sold by the Business on the Closing Date, Seller shall not be in violation of this Section 4.1.9 if Seller divests such operations which sell or manufacture such products as promptly as practicable and in any event no later than 18 months following such acquisition. For the purposes of this Section 4.1.9 the term "significant portion" of a business shall mean a portion of a business which sells or manufactures products of the Business manufactured or sold by the Business on the Closing Date in an amount equal to more than 15% of such business' total sales for its last fiscal year.

               (b) Seller acknowledges that in the event of its breach of the foregoing covenant, money damages would be an inadequate remedy. Accordingly, without prejudice to the rights of Purchaser to also seek such damages or other remedies available to it and notwithstanding any other provision in the Agreement to the contrary, Purchaser may seek, and Seller acknowledges and covenants that it will not contest the appropriateness and availability of, injunctive or other equitable relief in any proceeding which Purchaser may bring to enforce the foregoing covenant not to compete on its express and explicit terms. No waiver of any breach of the foregoing covenant shall be implied from forbearance or failure of Purchaser to take action thereon.

               (c) Seller and Purchaser agree that, if any provision of this
Section 4.1.8 should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made; provided, however, that to the extent any such provision may be made valid and enforceable in such jurisdiction by limitations on the scope of the activities, geographical area or time period covered, Seller and Purchaser agree that such provision instead shall be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction.

               (d) The restrictions contained herein shall not apply with respect to the Manufacturing Agreement referenced in Section 2.6.

          4.1.10 Non-Solicitation of Employees. Seller shall not for a period of two years from and after the Closing Date, directly or indirectly or through any Affiliate, approach, counsel or attempt to induce any person who is then employed in the Business to leave the employ of the Business, without the prior written approval of Purchaser. The Parties agree that the placement of "help wanted" advertisements in publications of general circulation shall not constitute a solicitation prohibited by this Section 4.1.10. Seller agrees that any remedy at law for breach by it of this Section 4.1.10 may be inadequate, and Purchaser may be entitled to injunctive relief in such a case. If it is ever held that the restrictions placed on Seller by this Section are too onerous and are not necessary for the protection of Purchaser, the Parties hereto agree that any court of competent jurisdiction may reduce the duration or scope hereof, or delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

          4.1.11 Retention Bonus Arrangements. Seller has entered into retention bonus arrangements with certain salaried employees of the Business identified to Purchaser in letters delivered to Purchaser, and Purchaser is not assuming any responsibility with respect thereto.

          4.1.12 Environmental Investigation. Neither the environmental indemnification nor the representations and warranties made in Section 3.1.12 shall be affected by any investigation by or on behalf of Purchaser, or by any information which Purchaser may have or obtain with respect thereto.

         4.1.13 Product Liability Insurance. Seller hereby covenants and agrees to purchase at its sole cost and expense "tail" product liability insurance policies with respect to products manufactured and sold by the Business on and prior to the Closing Date. Seller's covenant in this Section 4.1.13 shall continue in full force and effect from the date hereof to and including the third anniversary of the date hereof.

     4.2 Covenants of the Purchaser.

          4.2.1 Further Actions.
                ---------------

                (a) The Purchaser agrees to use reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

                (b) The Purchaser will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Purchaser pursuant to Applicable Law in connection with this Agreement and the consummation of the other transactions contemplated hereby, including but not limited to filings pursuant to the H-S-R Act.

                (c) The Purchaser will coordinate and cooperate with the Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the Seller in connection with the filings and other actions contemplated by Section 4.1.3.

                (d) At all times prior to the Closing, the Purchaser shall promptly notify the Seller in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the conditions contained in Article V to be satisfied, promptly upon the Purchaser becoming aware of the same.

          4.2.2 Confidentiality. The Purchaser will treat and hold as such any Confidential Information it receives from the Seller in the course of the review of the Business, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller or destroy and so certify all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

          4.2.3 Further Assurances. Following the Closing and without further consideration, the Purchaser shall from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Seller to confirm and assure the transfer of the rights and obligations provided for in this Agreement to or from the Seller and to render effective the consummation of the transactions contemplated hereby. In addition, following the Closing, the Purchaser shall permit the Seller to pursue any claims or rights of recovery (exclusive of suit or other third party collection methods without the prior written consent of Purchaser, which will not be unreasonably withheld) which Seller may have with respect to any capitalized sorting costs or capitalized work order costs from the customers and suppliers of the Business.

          4.2.4 Use of Business Names by the Purchaser. Except as otherwise provided with respect to the License Agreement provided in Section 5.1.4, to the extent the trademarks, service marks, trade, corporate or business names of the Seller or of any of the Seller's Affiliates or divisions (other than the Business) are used by the Business on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, products, training and service literature and materials or computer programs constituting Purchased Assets ("Marked Materials") or appear on Inventory at the Closing, the Purchaser may (i) use such Marked Materials after the Closing for a period of 180 days without altering or modifying such Marked Materials, (ii) sell such Inventory in the normal course of business until depleted, and (iii) use patterns, molds and fixtures containing such marks for a period of 12 months after

Closing without removing or rendering illegible any such trademarks, service marks, or trade, corporate or business names, but the Purchaser shall not thereafter use such trademarks, service marks, brand names or trade, corporate or business names in any other manner without the prior written consent of the Seller. Immediately upon the expiration of the above referenced periods, the Purchaser shall remove or render illegible such trademarks, service marks, brand names or trade, corporate or business names therefrom or clearly and prominently mark the name of the Purchaser thereon and indicate that the Purchaser is not affiliated with the Seller or any Affiliate thereof.

          4.2.5 Purchaser's Knowledge of Business. The Purchaser hereby agrees that, to the extent any representation or warranty of the Seller made herein is, to the knowledge of the Purchaser, untrue or incorrect, if the Purchaser elects to close, the Purchaser will have no rights under this Agreement to the extent of such untruth or inaccuracy. For purposes of this Section 4.2.5, knowledge of the Purchaser means the actual knowledge, after reasonable investigation, of Sylvio Raymond, Jim Petersen, Phil Backlund and Richard Glasson.

          4.2.6 Post-Closing Access and Information.
                -----------------------------------

                (a) Purchaser shall allow Seller and its agents access to all business records and files of the Business which are transferred to Purchaser in connection herewith, to the extent necessary or desirable in anticipation of, or preparation for, existing litigation, tax returns or audits, reports to or filings with governmental agencies, or other necessary matters, including, without limitation, any matters relating to the Transition Timeline and Manufacturing Agreement or to employees of the Seller for which Seller remains responsible or liable pursuant to the terms of this Agreement, during normal business hours at Purchaser's principal places of business or at any location where such records are stored; provided, however, that such access shall not materially interfere with the normal operations of the Business by Purchaser; and provided, further, that all such information shall be subject to the confidentiality provisions of Section 10.17 hereof.

          (b) Seller shall make or cause to be made available to Purchaser all of its business records and files relating to the operations of the Business and the Purchased Assets for the same purposes, to the extent applicable, and on the same terms and conditions as are set forth in clause (a) of this Section 4.2.6.

          (c) The Purchaser will retain all books and records relating to the Business in accordance with its record retention policy as such policy may be amended from time to time. The Purchaser shall not dispose of or permit the disposal of any such books and records prior to the time specified in its record retention policy without first giving 60 days' prior written notice to the Seller offering to surrender the same to the Seller at the Seller's expense.

          (d) Except as otherwise required by this Agreement or the Exhibits attached hereto, in the event that the Purchaser obtains, either prior to or after the Closing, any material documents, records or information that, instead of relating to the Business, relate primarily to the Seller, the Seller's operations or business, the Purchaser shall (i) promptly notify the Seller of that fact, (ii) promptly return such document, record or information to the Seller, (iii) not use any such document, record or information in any way that is detrimental to the interests of Seller, and (iv) keep the content of such document, record or information confidential pursuant to the confidentiality provisions of the Services Agreement attached as Exhibit 4.

          4.2.7 Non-Solicitation. If this Agreement is terminated, Purchaser will not, for a period of two years thereafter, without the prior written approval of Seller, directly or indirectly, solicit, encourage, entice or induce any Person (other than secretarial or clerical employees) who is employed by Seller or any of its Subsidiaries at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with Seller or any of its Subsidiaries. The parties agree that the placement of "help wanted" advertisements in publications of general circulation shall not constitute a solicitation prohibited by this Section 4.2.7. Purchaser agrees that any remedy at law for breach by it of this Section 4.2.7 may be inadequate, and Seller may be entitled to injunctive relief in such a case. If it is ever held that the restrictions placed on Purchaser by this Section 4.2.7 are too onerous and are not necessary for the protection of Seller, the parties hereto agree that any court of competent jurisdiction may reduce the duration or scope hereof, or delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

                                   ARTICLE V

                             CONDITIONS PRECEDENT

  5.1 Conditions to Obligations of Each Party. The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

  5.1.1 H-S-R Act Notification. In respect of the notifications of the Purchaser and the Seller pursuant to the H-S-R Act, the applicable waiting period and any extensions thereof shall have expired or been terminated.

  5.1.2 No Injunction, Etc. No action or proceedings shall have been instituted before a Governmental Authority to restrain or prohibit the consummation of the transactions contemplated hereby and there shall not be in effect on the Closing Date any decree or judgment of any court or other Governmental Authority which prohibits consummation of the transactions contemplated hereby.

  5.1.3 Manufacturing Agreement; Services Agreement. The Parties will have executed each of the Manufacturing Agreement and the Services Agreement, each substantially in form and substance as set forth on Exhibit 3 and Exhibit 4 attached hereto, respectively.

  5.1.4 License Agreement. The Parties will have executed the Trademark License Agreement substantially in form and substance attached hereto as Exhibit 5 pursuant to which Purchaser shall have the right to a royalty-free non-exclusive license to use the trademark "DURA-LITE" solely in connection with the operation of the Business.

     5.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

          5.2.1 Representations, Performance. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date. The Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. The Seller shall have delivered to the Purchaser a certificate dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

          5.2.2 Consents. The Seller shall have obtained and shall have delivered to the Purchaser signed copies of:

               (a) all Governmental Approvals necessary to be obtained by the Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, unless the failure to obtain such Governmental Approvals would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

               (b) the three (3) Consents listed on the Conflicts Schedule and denoted as a required consent to be obtained by Seller.

          5.2.3 Corporate Authorization. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Seller shall have been duly taken on or prior to the Closing Date, and Seller shall have delivered to Purchaser a certified copy of the resolutions of the board of directors of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          5.2.4 Opinion of Counsel. Purchaser shall have been furnished the opinion, dated the Closing Date, of Kirkland & Ellis, counsel for Seller, substantially in the form of Exhibit 6 attached hereto.

          5.2.5 Side Letter From J2R Corporation Re: Future Business Opportunities. Seller shall have delivered to Purchaser a letter signed by duly authorized representatives of J2R Corporation substantially in form and substance as set forth on Exhibit 7 attached hereto.

     5.3 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions:

          5.3.1 Representations, Performance. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date. The Purchaser shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

          5.3.2 Corporate Authorization. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Purchaser shall have been duly taken on or prior to the Closing Date, and Purchaser shall have delivered to Seller a certificate of the Secretary or an Assistant Secretary attesting to the true authorization of the individuals to execute and deliver this Agreement and consummate the transactions contemplated hereby.

          5.3.3 Opinion of Counsel. Purchaser shall have been furnished an opinion of an Assistant General Counsel of Purchaser, dated the Closing Date, substantially in the form of Exhibit 8 attached hereto.

                                  ARTICLE VI
                     EMPLOYEES AND EMPLOYEE BENEFIT PLANS

  6.1 Employment of Employees. Except for the persons listed on the Retained Employees Schedule, all employees who are actively employed at the owned Facilities and all engineers and other employees who are actively employed exclusively by the Business in Troy, Michigan (including employees of the Business on sick leave, short-term disability leave, layoff, salary continuation and vacation, but excluding employees of the Business on long-term disability) shall be offered employment by the Purchaser, which offers shall be for comparable positions and for wages or salaries which are substantially similar to such employees' positions, wages or salaries immediately prior to the Closing. A mutually agreed upon list of active employees is set forth on the Active Employees Schedule, which Schedule shows each active employee to whom employment will be offered by name, title, date of hire, social security number and status if not at work. All persons who are offered such positions and accept such offers and, therefore, become employees of the Purchaser shall be referred to herein as "Transferred Employees." Seller shall retain the employee benefit obligations incurred under the Employee Plans by the Transferred Employees during the period ending on the Closing Date and shall hold Purchaser harmless from and against all employee benefit obligations, liabilities and commitments attributable to such period, unless such obligations have been transferred to or assumed by Purchaser in this Article VI or Section 1.3.

          (a) Effective as of the Closing Date, the Transferred Employees shall cease to be covered under the Employee Plans of Seller and shall participate under the Employee Benefit Plans, programs and policies offered to them by the Purchaser; provided, however, that, as of the Closing Date, the Purchaser shall provide or establish, or cause to be provided or established, employee benefit plans and programs which are substantially equivalent in the aggregate to those Employee Plans provided by Seller to the Transferred Employees immediately prior to the Closing Date.

          (b) The employee benefit plans and programs so provided or established by the Purchaser shall credit the Transferred Employees covered thereby with all of the said Transferred Employees' service with the Seller (or any predecessor or affiliated employers), to the extent such service was recognized by Seller for eligibility and vesting purposes as of the Closing Date.

          (c) In the case of any Welfare Plan that is a group medical or dental insurance or other health care plan, Transferred Employees shall be covered under such Purchaser Plan without regard to any pre-existing condition restrictions and with credit for payments made during the current plan year as to annual maximum out-of-pocket, co-payments and deductibles.

          (d) The Purchaser shall be responsible for and hold Seller harmless from and against all employee benefit obligations, liabilities and commitments attributable to the period after the Closing Date with respect to the Transferred Employees.

  6.2 Dura Savings Plan. With respect to the Dura Mechanical Components, Inc. Savings Plan (the "Savings Plan"), except as otherwise provided, Seller agrees that it shall be solely responsible to Transferred Employees with respect to benefits accrued thereunder as of the Closing Date. Seller further agrees to vest the Transferred Employees immediately following the Closing Date in their respective accounts, if any, under the Savings Plan. Seller shall contribute to the Savings Plan, in accordance with the terms of said Plan, all amounts attributable to the Transferred Employees which are owed to or under the Plan as of the Closing Date. Transferred Employees will be entitled to a distribution of their account balance in the Savings Plan in accordance with the terms of the Savings Plan as if such Transferred Employees terminated their employment with Seller as of the Closing Date.

  6.3 Dura Pension Plan. Except as otherwise provided, Seller agrees that it shall be solely responsible to Transferred Employees with respect to benefits accrued under the Dura Mechanical Components, Inc. Salaried Employees' Retirement Plan (the "Pension Plan") as of the Closing Date and shall vest the Transferred Employees in such accrued benefits as of the Closing Date. Transferred Employees will be entitled to a distribution of their accrued benefit from the Pension Plan in accordance with the terms of the Pension Plan as if such Transferred Employees terminated their employment with Seller as of the Closing Date. Except as otherwise provided in Section 6.1(b) hereof, with respect to any pension plan established by the Purchaser, the Purchaser shall have no obligation to the said Transferred Employees with respect to their service with Seller prior to the Closing Date.

  6.4 Hourly Profit Sharing Plan. Sponsorship of the Dura Mechanical Components, Inc. Hourly Employees' Profit Sharing Plan (the "Facility Plan") shall be assumed as of the Closing Date by the Purchaser, and the Seller shall have no obligation or commitment under said Plan thereafter; provided that Seller has fully funded the Facility Plan for all periods prior to the Closing Date, except to the extent of any accrual set forth on the Closing Date Statement. Notwithstanding the foregoing, the Seller shall be responsible for and shall hold Purchaser harmless from and against all liabilities, costs and expenses, including, without limitation, Tax liabilities, associated with or arising out of Seller's failure to receive from the Internal Revenue Service a qualification letter stating that the Facility Plan meets the requirements of Code Section 401(a) and is exempt from federal income taxes, pursuant to code Section 501(a). Purchaser hereby covenants and agrees to change the name of said plan to a name which does not include the name "Dura" and to file all necessary documents with all appropriate Governmental Authorities evidencing the transfer of the sponsorship of said plan to Purchaser as soon as practicable.

  6.5 Continuation and Retiree Medical Coverage. The Seller agrees that it shall be solely responsible for the provision of health care continuation coverage required pursuant to the terms of COBRA or similar state statute and retiree medical coverage for those former employees of the Business (and, in the case of retiree medical coverage, all employees of the Business) whose entitlement to such continuation coverage or retiree medical coverage occurred before the Closing Date. Purchaser shall be responsible for providing "continuation coverage" under its group health plans to all Transferred Employees and shall comply with all notice and other requirements under COBRA or similar state statute so that Seller shall have no liability or obligation with respect to Transferred Employees under COBRA or a similar state statute as a result of the transactions contemplated under this Agreement. With respect to the Special

Retiree Medical Spending Account program, Seller agrees that it shall be solely responsible for such program and shall retain all responsibility and any and all potential liability which may now or in the future be related thereto. Purchaser consents to Seller's termination of the Special Retiree Medical Spending Account program on or prior to the Closing Date should Seller so elect.

     6.6 Worker Adjustment and Retraining Notification Act ("WARN"). The Purchaser shall comply with all notice and any other requirements under WARN and any similar state statute so that the Seller shall have no liability or obligation under WARN or similar state statute as a result of any event occurring on or after the Closing Date. The Purchaser shall not be liable for any violation of WARN or similar state statutes which occurred prior to the Closing Date.

     6.7 Seller's Welfare Benefit Services. Prior to the Closing Date, Seller shall make a request of the vendors and third party administrators ("TPA") of its insurance programs listed on the Employee Benefit Schedule and marked with a # sign to extend similar services and coverages to Purchaser after the Closing Date on behalf of the Transferred Employees and under terms and conditions which are similar to those extended to Seller. In the event the vendors and TPAs decline to extend such services and coverages to Purchaser, to the extent Seller's existing insurance programs permit Seller to extend such services to Purchaser, Seller agrees to administer such insurance programs on behalf of Purchaser for a period of 120 days after the Closing Date (or for such longer period as mutually agreed upon by Seller and Purchaser).

     6.8 Seller's Savings Plan. Purchaser agrees to adopt defined contribution retirement plans which are substantially identical to Seller's Savings Plan. Seller agrees to administer Purchaser's newly adopted Savings Plan and the Facility Plan on behalf of Purchaser for a period of 120 days after the Closing Date (or such longer period as mutually agreed upon by Seller and Purchaser). Prior to the Closing Date, Seller shall arrange for the vendors and TPAs of its Savings and Facility Plans to extend similar services to Purchaser after the Closing Date on behalf of the Transferred Employees and under terms and conditions which are similar to those extended to Seller.

     6.9 Purchaser's Responsibility. Purchaser shall be responsible for, and shall pay or reimburse Seller for all costs related to the plans administered by Seller on behalf of Purchaser after the Closing Date, including, but not limited to, the actual claims incurred by the Transferred Employees under such plans, all insurance premiums applicable to such coverage, and all expenses and costs incurred by Seller with respect to such services. Purchaser shall indemnify and hold Seller harmless against any and all Losses with respect to the services provided under the terms of Sections 6.7 and 6.8.

                                  ARTICLE VII

                                  TERMINATION

     7.1 Ability to Terminate. The Parties may terminate this Agreement as provided below:

          (a) the Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) the Purchaser may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before May 15, 1995 by reason of the failure of any condition precedent under Section 5.1 or
5.2 (unless the failure results primarily from the Purchaser breaching any representation, warranty, or covenant contained in this Agreement);

          (c) the Seller may terminate this Agreement by giving written notice to the Purchaser if the Closing shall not have occurred on or before May 15, 1995 by reason of the failure of any condition precedent under Section 5.1 or
5.3 (unless the failure results primarily from the Seller breaching any representation, warranty, or covenant contained in this Agreement); and

          (d) the Purchaser may terminate this Agreement by giving written notice to the Seller in the event (i) Seller supplements the Schedules such that the matters disclosed in the supplements have a Material Adverse Effect upon the Business or Purchased Assets, or (ii) Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and the breach has continued without cure for a period of ten (10) days after delivery of written notice thereof from Purchaser to Seller.

     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party who is in intentional breach of this Agreement); provided, however, that the confidentiality provisions contained in Section
4.2.2 above shall survive termination.


                                 ARTICLE VIII

                      INDEMNIFICATION AND RELATED MATTERS

     8.1  Survival of Representations and Warranties.

          (a) Each and every representation and warranty of Seller contained in this Agreement shall continue in full force and effect until three (3) years after the Closing Date and then expire other than Seller's representations and warranties contained in:

               (i) Section 3.1.12 (Environmental Matters), which shall expire on the first anniversary of the Closing Date; and

               (ii) Section 3.1.6 (Tax Matters), Section 3.1.9(a) (Title to Purchased Assets) and Section 3.1.17 (Brokers, Finders, Etc.) which shall survive the Closing Date until all applicable statutes of limitation (including all extensions thereof) have expired and then expire.

          (b) Each and every representation and warranty of Purchaser contained in this Agreement shall continue in full force and effort until three
(3) years after the Closing Date and then expire other than Purchaser's representations and warranties contained in Section 3.2.6 (Brokers, Finders, Etc.) which shall survive the Closing Date until all applicable statutes of limitation (including any extensions thereof) have expired and then expire.

     8.2  General Indemnification.

          (a) By the Seller. After the Closing occurs, and subject to the terms and provisions of this Agreement, Seller will indemnify the Purchaser and hold it harmless against and defend against any demand, penalty, fine, claim, action or cause of action, investigation, cost, loss, liability, deficiency, damage or expense (including reasonable legal fees and expenses) (a "Loss") which the Purchaser may suffer, sustain or become subject to as a result of:

               (i) any breach of any representation or warranty made by the Seller herein as of the Closing;

               (ii) any failure of the Seller to perform any covenant or agreement hereunder; and

               (iii) Seller's failure to pay or discharge the Retained Liabilities or Seller's ownership, operation or use of the Excluded Assets.

          (b) By the Purchaser. After the Closing occurs, and subject to the terms and provisions of this Agreement, the Purchaser will indemnify the Seller and hold it harmless against and defend against any Loss which the Seller may suffer, sustain or become subject to as a result of:

               (i) any breach of any representation or warranty made by the Purchaser herein as of the Closing;

               (ii) any failure of the Purchaser to perform any covenant or agreement hereunder; and

               (iii) subject to the provisions of Section 8.5, Purchaser's failure to assume, pay or discharge the Assumed Liabilities or the operation of the Business by the Purchaser or the Purchaser's ownership, operation or use of the Purchased Assets on or after the Closing Date.

          (c) The indemnification obligations with respect to Seller and Purchaser with respect to environmental matters will be governed by Section 8.3 and Section 8.4 and not by this Section 8.2.

     8.3 Environmental Indemnification.

          (a) By the Seller.
              --------------

               (i) Off-Property Disposal. Seller agrees to indemnify, defend, reimburse and hold harmless Purchaser, its directors, officers, shareholders, and employees, from and against any and all Environmental Damages incurred by Purchaser with respect to any off-Property disposal of wastes generated at or relating in any way to the Business or to the Property occurring prior to the Closing Date, whether Hazardous Material or otherwise, including but not limited to any handling or transportation off-site in connection with such disposal. Seller's obligation under this Section 8.3(a)(i) shall terminate on the seventh anniversary date of the Closing Date.

               (ii) Indemnification with Respect to the Facilities. Seller agrees to indemnify, defend, reimburse and hold harmless Purchaser, its directors, officers, shareholders, and employees from and against any and all Environmental Damages (a) arising from the release or threatened release of Hazardous Material upon, beneath or in any of the Facilities or migrating or threatening to migrate from a Facility or (b) arising in any manner whatsoever out of the violation of any Environmental Requirements pertaining to the Facilities, either of which conditions (a or b) exist at or prior to the Closing Date and regardless of whether it arose prior to the present ownership or operation of any of the Facilities or from the breach of any warranty, covenant or the inaccuracy of any representation of Seller contained in this Agreement. The obligation of Seller under this Section shall not be affected by any investigation by or on behalf of Purchaser, or by any information which Purchaser may have or obtain with respect thereto, prior to or after the Closing Date. The Seller's obligation under this Section 8.3(a)(ii) shall terminate on the seventh anniversary date of the Closing Date.

          (b) By the Purchaser.
              -----------------

               (i) Off-Property Disposal. Purchaser agrees to indemnify, defend, reimburse and hold harmless Seller, its directors, officers, shareholders, and employees, from and against any and all Environmental Damages (including for this purpose Environmental Damages arising from Environmental Requirements enacted or effective prior to, on, or after the Closing Date) incurred by Seller with respect to any off-Property disposal of wastes generated at or relating in any way to the Business or to the Property occurring after the Closing Date, whether Hazardous Material or otherwise, including but not limited to any handling or transportation off-site in connection with such disposal. Purchaser's obligation under this Section 8.3(b)(i) shall continue indefinitely and without limitation.

               (ii) Indemnification with respect to the Facilities. Purchaser agrees to indemnify, defend, reimburse and hold harmless Seller, its directors, officers, shareholders, and employees, from and against any and all Environmental Damages (including for this purpose Environmental Damages arising from Environmental Requirements enacted or effective prior to, on or after the Closing Date) (a) arising from the release or threatened release of Hazardous Material upon, beneath or in any of the Facilities or migrating or threatening to migrate from the Facilities or (b) arising in any manner whatsoever out of the violation of any Environmental Requirements pertaining to any of the Facilities either of which conditions (a or b) come into existence or are attributable to events occurring after the Closing Date. Purchaser's obligation under this Section 8.3(b)(ii) shall continue in all events in full force and effect forever thereafter and without limitation (subject to any applicable statute of limitations).

          8.4 Seller's Option to Conduct Required Remediation. Notwithstanding the obligation of Seller to indemnify Purchaser pursuant to Sections 8.3(a)(i) and 8.3(a)(ii) of this Agreement and for any breach of the representations and warranties contained in Section 3.1.12 hereof, Seller may, at its option and upon written notice to Purchaser, undertake principal control over the matter for which indemnification is claimed, including, without limitation, selection of remedial measures and negotiations with interested government agencies and third parties. In the course of addressing any such matter, Seller shall make reasonable efforts to prevent any unreasonable interference with day-to-day operations at the Facilities. Should Seller elect to conduct such investigation and remediation, such actions shall be conducted in accordance with Environmental Requirements. In such cases, Seller shall pay all costs in connection with such investigatory and remedial activities, including, without limitation, all power and utility costs, and any and all taxes or fees that may be applicable to such activities. Promptly upon completing such investigation and remediation, Seller shall permanently seal or cap all monitoring wells and test holes to industrial standards in compliance with applicable federal, state and local laws and regulations, remove all associated equipment, and restore the Property to the maximum extent possible, which shall include, without limitation, repair of any surface damage, including landscaping and paving, caused by such investigation or remediation hereunder. The Party exercising principal control (whether Seller or Purchaser) shall keep the other Party apprised of major developments relating to such matter and shall, subject to applicable legal privileges, make all reports, filings, and other documents relating to such matter available for inspection by the other Party upon request. The Party exercising principal control shall at least be obligated to
(a) keep the other Party informed on an ongoing and meaningful basis as to the substance of all discussions with the responsible governmental authorities or private parties, (b) meet with the other Party and make available its consultants for meetings for such purposes upon reasonable request, and (c) consult with the other Party before entering into any agreement with governmental authorities or private parties or commencing litigation concerning the scope, performance and completion of response actions or measures. Prior to commencing any site work, the Party exercising principal control shall provide the other Party with a description of the work and a schedule for completion of the work. With respect to any leased property, the Party exercising principal control is responsible for obtaining any approvals necessary from the landlord for access to the Property. The Parties agree to reasonably cooperate with one another in connection with any such matter, including, without limitation, allowing one another reasonable access to relevant personnel, records, and Facilities. Any corrective or remedial action taken with respect to any such matter shall be deemed adequate to the extent such action attains, in a cost effective manner, standards set forth in Environmental Requirements and provided that all actions to remediate the Property which are required by any Governmental Authority have been taken subject to the right of the Party exercising principal control to contest with such Governmental Authority, in good faith and in compliance with law, requirements set forth by such Governmental Authority.


     8.5 Indemnification for Warranty Claims, Product Liability, and Worker's Compensation Claims. Seller agrees to indemnify and hold harmless Purchaser from and against

(i) 50% of all Losses arising out of or relating to any Warranty Claims, to the extent such Warranty Claims exceed $50,000 per calendar year (and any amounts in excess of $50,000 shall not be subject to the $250,000 basket set forth in
Section 8.8 hereof), (ii) Losses arising out of or relating to product liability claims (being claims for damages for injury to persons or damage to property) alleged to have been caused by or by reason of a defect in the products or services of the Business manufactured and sold by Seller, or (iii) Losses arising out of or relating to any incurred but unpaid worker's compensation claims made by or on behalf of the Transferred Employees to the extent such Losses exceed the corresponding accrual for such worker's compensation claims in the Closing Date Statement and then only to the extent that such Losses exceed such amounts; provided, that Purchaser shall not be entitled to the benefit of any funds or credits made available to Purchaser by the Seller's insurance carriers and to the extent Purchaser receives any such benefit, such benefit shall be promptly paid over to Seller. The Seller's obligations under this
Section 8.5 shall terminate (i) with respect to Warranty Claims, on the fourth anniversary of the Closing Date, and (ii) with respect to product liability matters, on the third anniversary of the Closing Date. With respect to worker's compensation claims, if, on the third anniversary of the Closing Date, all worker's compensation claims related to occurrences on or prior to the Closing Date have not been closed, the Parties shall in good faith attempt to determine the ultimate cost of said worker's compensation claims. In the event the Parties are unable to agree on the ultimate value of said worker's compensation claims, Purchaser shall have the right to propose its estimate of the ultimate value of said worker's compensation claims. Within 30 days of Purchaser making its proposal of the ultimate value of said worker's compensation claims, Seller shall either accept Purchaser's estimate of the ultimate value of said worker's compensation claims, in which event the matter shall be considered final and Seller shall, subject to Section 8.8 hereof, pay to Purchaser the amount due for the ultimate value of said worker's compensation costs, or Seller shall initiate the dispute resolution procedure set forth in Annex I attached hereto.


       8.6 Notice of Circumstance. Promptly after receipt by Purchaser or Seller of notice of any action, proceeding, claim or potential claim (any of which is hereinafter individually referred to as a "Circumstance") which could reasonably be expected to give rise to a right to indemnification pursuant to any provision of this Agreement, such Party (the "Indemnified Party") shall give the Party who may become obligated to provide indemnification hereunder (the "Indemnifying Party") within notice describing the Circumstance in reasonable detail. If notice of a Circumstance is not given to the Indemnifying Party within a sufficient period of time or insufficient detail to apprise the Indemnifying Party of the nature of the Circumstance (in each instance taking into account the facts and circumstances known by the Indemnified Party with respect to such Circumstance), the Indemnifying Party shall not be liable to the Party seeking indemnification to the extent that the Indemnifying Party's position is actually prejudiced as a result thereof. The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any Circumstance involving the asserted liability of the Party seeking indemnification; provided, however, in the case of an indemnification to be provided by Seller with respect to Taxes, if the issue with respect to which the defense or compromise is proposed cannot be separated, without cost, expense or prejudice from other Tax issues of Purchaser with respect to which indemnification would not be required, Seller and Purchaser shall jointly defend or prosecute any contest with respect to such Taxes. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Party seeking indemnification of its intention to do so, and the Party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. All costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability. Under no circumstances shall the Party seeking indemnification compromise any such asserted liability without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has refused or neglected to discharge its obligations hereunder.

     8.7 Survival of Indemnification Obligations. Entitlement to indemnification for breach of the representations, warranties and covenants hereunder shall be conditioned upon claims being made in writing in respect of any such claim for indemnification within the applicable time periods set forth in Section 8.1, 8.3 and 8.5 hereof and in case of any claim made by either Party against the other, other than by reason of a third party claim, some damage or Loss shall be incurred in good faith at or prior to the date of such notice. Unless otherwise expressly provided herein, the indemnification obligations for all claims relating to Assumed Liabilities, Retained Liabilities and breaches of covenants and agreements contained in this Agreement shall survive the Closing until all applicable statutes of limitation (including any extension thereof) have expired and then expire with respect to any unasserted claim.

     8.8 Dollar Limitations. The Seller shall not be required to indemnify the Purchaser with respect to any Loss or any Environmental Damages, unless and until the aggregate amount of all Losses (including Environmental Damages) for which Seller is liable under this Article VIII exceeds $250,000 and then only to the extent such aggregate amount exceeds $250,000. Warranty Claims assumed by Purchaser shall not be included in the $250,000 threshold amount. The $250,000 threshold amount set forth in this Section 8.8 shall not apply to any Purchaser Loss relating to (i) Seller's representation and warranty in Section 3.1.17 with respect to brokers and finders, (ii) Seller's indemnification with respect to the bulk transfer laws covered in Section 10.14, and (iii) Seller's obligations with respect to Retained Liabilities, Transition Properties, Transition Timeline, the Manufacturing Agreement and the Services Agreement and expenses and tax matters covered in Article X in this Agreement and (iv) Seller's indemnification with respect to the Facility Plan set forth in Section 6.4. Notwithstanding anything to the contrary contained herein, the maximum amount of indemnification for any Losses or any Environmental Damages for which Seller is required to indemnify the Purchaser shall not exceed an amount equal to $12.5 million, in the aggregate.

     8.9 Adjustment to Indemnification Payment.

         (a) Any payment made by an Indemnifying Party to an Indemnified Party pursuant to this Article VIII in respect of any claim shall be reduced by an amount equal to any Tax benefits attributable to the Indemnified Party to such claim.

          (b) Any payment made by an Indemnifying Party to an Indemnified Party pursuant to this Article VIII shall be reduced by an amount equal to any insurance proceeds payable to the Indemnified Party attributable to such claim; provided, however, self insurance and deductibles shall not be considered to be insurance proceeds. The Parties shall be obligated to prosecute, or to cause their appropriate Affiliates to prosecute, diligently and in good faith any claim for Losses with any applicable insurer. In any case where an Indemnified Party or any of its Affiliates recovers from third parties any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article VIII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery and the amount of its claim against the Indemnifying Party), but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.

     8.10 Waiver of Non-Compensatory Damages. No Indemnified Party shall be entitled to recover from an Indemnifying Party for any Losses or Environmental Damages as to which indemnification is provided under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney fees suffered by such Party; and the Purchaser and the Seller waive any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to Losses under the indemnification provisions hereof.

     8.11 Mitigation Obligation. Each Party entitled to indemnification hereunder shall take all reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

     8.12 Exclusive Remedy; Waiver and Release. The indemnification provided under this Article VIII shall be the Purchaser's and the Seller's sole and exclusive remedies, each against the other, with respect to matters arising under this Agreement, of any kind or nature, or relating to the Business, the Purchased Assets and the ownership, operation, management, use or control of the Facilities. The Purchaser and the Seller hereby waive and release any other rights, remedies, causes of action or claims under Applicable Law (including, without limitation, CERCLA or any other Environmental Requirement) that they have or that may arise against the other with respect to matters arising under this Agreement, of any kind or nature, or relating to the Business, the Purchased Assets and the ownership, operation, management, use or control of the Facilities.

     8.13 Post-Closing Actions. Except as otherwise expressly provided for in this Agreement, the Seller shall not be responsible for any liability or obligation resulting from the failure of the Purchaser to comply with Applicable Law or the rights of third parties after the Closing even if the Business is operated after the Closing in the same manner in which the Business was operated prior to Closing.

                                  ARTICLE IX

                                  DEFINITIONS

     9.1 Definition of Certain Terms. The terms defined in this Section 9.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement:

          "Affiliate" of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

          "Agreement" means this Asset Purchase Agreement, including the Schedules and Exhibits hereto.

          "Applicable Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority and (ii) Governmental Approvals.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Confidential Information" means any information concerning the businesses and affairs of the Business that is not already generally available to the public.

          "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of registrations certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority, in each case only if it is material to the Business, the Purchased Assets or the consummation of the transactions contemplated herein.

          "Environmental Damages" means all Losses, as defined in Section 8.2(a), incurred pursuant to "Environmental Requirements", including, without limitation:

               (i) damages for personal injury, or injury to property or natural resources occurring upon or off of any of the properties used in the Business;

               (ii) liability for releases or threatened releases of Hazardous Material;

               (iii) fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with the investigation or remediation of Hazardous Material pursuant to Environmental Requirements;

               (iv) liability to any third person or governmental agency to indemnify such person or agency for costs expended in connection with the items referenced in subparagraphs (i), (ii) and (iii) herein.

          "Environmental Requirements" means all applicable common law and statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions and franchises (to the extent having the force and effect of law) of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders (to the extent having the force and effect of law) relating to the protection of public health from environmental hazards, protection of health or safety of employees (including occupational safety or health), or the protection of the environment including, without limitation, all requirements pertaining to emissions, discharges, releases or threatened releases of Hazardous Material into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, use, treatment, storage, disposal, transport or handling of Hazardous Material and relating to the remediation of releases or threatened releases of Hazardous Material, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "GAAP" means United States generally accepted accounting principles, consistently applied.

          "Governmental Approval" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of registration, certificate, declaration or filing with, or report or notice with or to any Governmental Authority.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

          "H-S-R Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and rules and regulations promulgated thereunder.

          "Hazardous Material" means any substance:

               (i) the presence of which requires investigation or remediation under any Environmental Requirements applicable to the Property used in the Business; or

               (ii) which is defined as a "hazardous waste," "hazardous substance," "pollutant" or "contaminant" under any federal, state or local statute, regulation, rule or ordinance or amendments thereto, applicable to the Property used in the Business, including, but not limited to, CERCLA; or

               (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, or other applicable governmental entity including, without limitation, the States of Tennessee and Michigan or in Mexico; or

               (iv) which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) (excluding intact light ballasts), or friable asbestos.

          "IRS" means the Internal Revenue Service.

          "Known" or "Knowledge" means, with respect to Seller, the actual personal knowledge, after reasonable investigation, of Karl Storrie, David Bovee, Joe Bubenzer and Al Liddell.

          "Leases" means the real property leases, subleases, licenses and occupancy agreements pursuant to which the Seller is the lessee, sublessee, licensee or occupant and that pertain to the Business.

          "Lien" means any mortgage, pledge, security interest, easement, encroachment or encumbrance.

          "Material Adverse Effect" means a material adverse effect on the operations or financial condition of the Business or the ability of Seller to consummate the transactions contemplated by this Agreement.

          "Permitted Liens" means

               (i) Liens securing liabilities which are reflected or reserved against in the Special Purpose Financial Statements to the extent so reflected or reserved;

               (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Seller's books in accordance with GAAP;

               (iii) statutory liens incurred in the ordinary course of business that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Purchased Assets;

               (iv) Title Exceptions; or

               (v) Liens that, individually or in the aggregate, do not materially interfere with the current use of the Purchased Assets.

Notwithstanding the foregoing, Liens incurred in connection with the borrowing of money by Seller or its Affiliates are not Permitted Liens.

          "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Proprietary Rights" means any and all patents, patent applications, trademarks, trademark applications and registrations, tradenames, service marks, service names, copyrights, copyright applications and registrations, commercial and technical trade secrets, engineering, production and other designs, drawings, specifications, formulae, technology, computer and electronic data processing programs and software, inventions, processes, know-how, confidential information and all other proprietary property, rights and interests.

          "Reasonable efforts" means efforts which are commercially reasonable under the circumstances, excluding the payment of any money or other consideration to any third party or the commencement of any litigation.

          "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof which is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

          "Tax" or "Taxes" means any federal, state, local or foreign taxes including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A, customers duty, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

          "Tax Return" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     9.2 Other Definitional Provisions.

          (a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

          (b) "Hereof," Etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, Clause, Schedule and Exhibit references contained in this Agreement are references to Sections, Clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

          (c) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 EXPENSES.

          (a) Generally. Except as otherwise provided herein, the Seller, on the one hand, and the Purchaser, on the other hand, shall bear their respective expenses, costs and fees (including attorneys' and accountants' fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith the ("Transaction Expenses"), whether or not the transactions contemplated hereby shall be consummated.

          (b) Transfer Taxes. The Purchaser and the Seller shall each bear one-half of all sales, use, value added, documentary, stamp, gross receipts, registration, custom duty, realty transfer, conveyance, excise, recording, license and other similar taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. The Purchaser shall be responsible for the timely payment to Governmental Authorities of, and shall prepare and timely file all tax returns required to be filed in respect of, all Transfer Taxes. The Purchaser's preparation of any such tax returns shall be subject to the Seller's approval, which approval shall not be unreasonably withheld. The Purchaser hereby covenants and agrees to pay all taxes and fees relating to any financing or mortgaging of the Purchased Assets by Purchaser.

          (c) Property Taxes. All property (real and personal) taxes relating to the Purchased Assets shall be prorated as of closing. An estimate of said taxes and the applicable transfer taxes shall be added to or deducted from the amount due at Closing.

     10.2 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the

Purchaser or the Seller thereunder; and any transfer or assignment to the Purchaser by the Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. Seller shall use its best efforts (it being understood that such best efforts shall not include any requirement to offer or grant any financial accommodation to any third party) and Purchaser shall cooperate in all reasonable respects with Seller to obtain all Consents. If any such Consent is not obtained (including, without limitation, OEM or supplier consents), or if an attempted assignment would be ineffective or would impair Seller's rights under any such Contract so that Purchaser would not receive all such rights, Seller shall use its best efforts to provide or cause to be provided to Purchaser the benefits of any such Contract and Seller shall promptly pay or cause to be paid to Purchaser when received all monies received by Seller with respect to any such Contract; and in consideration of Seller providing or causing to be provided to Purchaser the benefits thereof, Purchaser shall perform and discharge on behalf of Seller all of such Party's debts, liabilities, obligations or commitments thereunder in accordance with the provisions thereof.

     10.3 Severability. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

     10.4 Notices. All notices, requests, demands, waivers and other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally,
(ii) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (iii) sent by next-day or overnight mail or delivery or (iv) sent by telecopy (with verbal confirmation of receipt) or telegram.

    If to the Seller:
    ----------------

         Dura Automotive Systems, Inc.
         1708 Northwood Avenue
         Troy, Michigan 48084-5353
         Attn: President
         Fax No. (810) 362-8394
         Confirm No. (810) 362-8399

    with a copy,
    which will not constitute notice to the Seller, to:

         Hidden Creek Industries
         4508 IDS Center
         Minneapolis, Minnesota 55402
         Attn: Scott D. Rued
         Fax No. (612) 332-2012
         Confirm No. (612) 332-2335

         Kirkland & Ellis
         200 East Randolph Drive
         Chicago, Illinois 60601
         Attn: Jeffrey C. Hammes
         Fax No. (312) 861-2200
         Confirm No. (312) 861-2476

    If to the Purchaser:
    -------------------

         Rockwell International Corporation
         2135 West Maple Road
         Troy, Michigan 48084-7186
         Attn: President - Light Vehicle Systems
         Fax No. (810) 435-1487
         Confirm No. (810) 435-1231

    with a copy,
    which will not constitute notice to the Purchaser, to:

         Rockwell International Corporation
         625 Liberty Avenue
         Pittsburgh, Pennsylvania 15222-3123
         Attn: Office of the General Counsel
         Fax No. (412) 565-2075
         Confirm No. (412) 565-5992
or, in each case, at such other address as may be specified in writing to the other Parties. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the date after such delivery, (ii) if by certified or registered mail, on the seventh business day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered, (iv) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

     10.5 Headings. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

     10.6 Entire agreement. This Agreement (including the Schedules and Exhibits hereto) and other agreements and documents contemplated hereby (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

     10.7 Counterparts. The Parties may execute this Agreement in separate counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

     10.8 Disclosure, business information. Any information set forth in any Schedule attached to this Agreement or incorporated in any Section of this Agreement from a Schedule shall be considered to have been set forth in each other Schedule to this Agreement.

     10.9 Disclaimer of warranties. It is the explicit intention of each Party hereto that neither Seller nor any of its Affiliates is making any representation or warranty whatsoever, express or implied, other than those expressly made in Section 3.1 hereto. In furtherance and not in limitation of the foregoing, neither Seller, nor any of its Affiliates makes any representations or warranties with respect to any projections, forecasts or forward-looking information provided to Purchaser or any of its Affiliates or any of their respective representatives, other than those, if any, expressly made in Section
3.1. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED IN THE REPRESENTATIONS AND WARRANTIES IN SECTION 3.1, SELLER AND ITS AFFILIATES DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

     10.10 Governing law, etc. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Michigan without giving effect to any choice of law or conflict provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Michigan to be applied. In furtherance of the foregoing, the internal law of the State of Michigan will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Except for the procedures set forth in Section 2.2 with respect to the preparation of the Closing Date Statement, and to the extent deemed necessary by Purchaser or the Seller, as the case may be, in the enforcement of the covenants in Section 4.1.9 or 4.2.7, any and all disputes between the Parties arising out of any provisions of this Agreement and the collateral agreements attached as Exhibits shall be resolved in accordance with the Alternative Dispute Resolution procedure set forth in Annex I attached hereto, provided, however, that a Party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the Parties will continue to participate in good faith in the procedures set forth in Annex I.

     10.11 Binding effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

     10.12 Assignment. This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party hereto.

     10.13 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person or entity other than the Parties and their respective successors and permitted assigns.

     10.14 Bulk Transfer Laws. The Purchaser acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement and, notwithstanding anything to the contrary set forth herein, the failure to so comply will not constitute a breach under any representation, warranty or of any covenant of the Seller contained herein. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any Loss incurred by Purchaser based upon, arising out of or otherwise in respect of such non-compliance.

     10.15 Eminent Domain or Casualty. If, prior to the Closing Date, any owned Facility or a portion thereof is taken by eminent domain (or is the subject of a pending or completed taking which has not been consummated), or if any portion of the Purchased Assets have been damaged or destroyed by fire or other casualty, Purchaser shall have the option to cancel and rescind this Agreement if such taking by eminent domain, damage or destruction has had or could reasonably be expected to have a Material Adverse Effect.

     10.16 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party which will not be unreasonably withheld.

     10.17 Confidentiality. Seller agrees to use all reasonable efforts from and after the date of this Agreement to preserve the confidentiality of all confidential information related to the Business.

     10.18 Amendment, Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

     IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement as of the date first above written.

                                   DURA AUTOMOTIVE SYSTEMS, INC.

                                   By: /s/ David Bovee
                                      --------------------------

                                   Its: Vice President
                                       -------------------------

                                   DURA AUTOMOTIVE HOLDING, INC.

                                   By: /s/ David Bovee
                                      --------------------------

                                   Its: Vice President
                                       -------------------------

                                   ROCKWELL INTERNATIONAL
                                   CORPORATION

                                   By:   /s/ R.A. Calder
                                       ------------------------
                                         R.A. Calder

                                   Its: President - Light Vehicle Systems
                                        ---------------------------------